Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF DETERMINATION
OF
RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS
OF
9.25% SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK
OF
YUMA ENERGY, INC.

The undersigned, Sam L. Banks and James J. Jacobs, do hereby certify that:

A.
They are the President and Corporate Secretary, respectively, of Yuma Energy, Inc., a California corporation (the “Corporation”).

B.
Section 7 of the Certificate of Determination of Rights, Preferences, Privileges and Restrictions of 9.25% Series A Cumulative Redeemable Preferred Stock of the Corporation is hereby amended to add the following subsection:

“(Q)
Automatic Conversion. Each share of Series A Preferred Stock shall, immediately prior to the reincorporation of the Corporation from California to Delaware pursuant to the Agreement and Plan of Merger and Reorganization dated February 10, 2016, as it may be amended from time to time (the “Merger Agreement”) by and among the Corporation, Yuma Delaware Merger Subsidiary, Inc., Yuma Merger Subsidiary, Inc., and Davis Petroleum Acquisition Corp., automatically be converted into 35 shares of fully paid and nonassesable shares of Common Stock. Upon notice from the Corporation, each holder of Series A Preferred Stock so converted shall promptly surrender to the Corporation for cancellation, at any place where the Corporation shall maintain a transfer agent for its Series A Preferred Stock or Common Stock, certificates representing the shares of Series A Preferred Stock so converted, duly endorsed in blank or accompanied by proper instruments of transfer. As promptly as practicable after the surrender of any shares of Series A Preferred Stock, the Corporation shall (subject to compliance with the applicable provisions of federal and state securities laws) deliver to the holder of such shares so surrendered certificate(s) representing the number of fully paid and nonassessable shares of Common Stock into which such shares are entitled to be converted.”

C.           The foregoing amendment of the Certificate of Determination of Rights, Preferences, Privileges and Restrictions of 9.25% Series A Cumulative Redeemable Preferred Stock of the Corporation has been duly approved by the Board of Directors.

D.           The foregoing amendment of the Certificate of Determination of Rights, Preferences, Privileges and Restrictions of 9.25% Series A Cumulative Redeemable Preferred Stock of the Corporation has been duly approved by the required vote of shareholders in accordance with Sections 902 and 903 of the California Corporations Code. The total number of outstanding shares of stock of the Corporation entitled to vote on the foregoing amendment was 554,996 shares of Series A Preferred Stock. The number of shares voting in favor of the amendment exceeded the votes required. The percentage votes required were more than sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of the Series A Preferred Stock.

[Signature page follows]

E.           Sam L. Banks and James J. Jacobs declare under penalty of perjury under the laws of the State of California that they have read the foregoing certificate and know the contents thereof and that the same is true of their own knowledge.

Executed on October 26, 2016 at Houston, Texas.

/s/ Sam L. Banks
Name: Sam L. Banks
Title: President

/s/ James J. Jacobs
Name: James J. Jacobs
Title: Corporate Secretary

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